UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                     CERTIFICATION AND NOTICE OF TERMINATION
                       OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-11786

                              VILLAGE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                        C/O WEBSTER FINANCIAL CORPORATION
                                  WEBSTER PLAZA
                               WATERBURY, CT 06702
                                 (203) 753-2921
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $3.33 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|            Rule 12h-3(b)(1)(i)        |_|
Rule 12g-4(a)(1)(ii)      |_|            Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)       |_|            Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)      |_|            Rule 12h-3(b)(2)(ii)       |_|
                                         Rule 15d-6                 |_|

          Approximate  number of  holders of record as of the  certification  or
notice date:     0

          Pursuant to the requirements of the Securities Exchange Act of 1934, Village Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  June 7, 1999                   By: /s/ John V. Brennan
                                        ----------------------------------------
                                           John V. Brennan
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer
                                           Webster Financial Corporation, as
                                           successor to Village Bancorp, Inc.